Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FIREFLY AUTOMATIX, INC.

a Delaware corporation

June 11, 2026

FireFly Automatix, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. Matthew G. Aposhian is the duly elected and acting President of FireFly Automatix, Inc (the “Corporation”).

2. That the name of this corporation is Firefly Automatix, Inc. and this Corporation was originally incorporated pursuant to the General Corporation Law on November 13, 2015.

3. This amendment amends the Amended and Restated Certificate of Incorporation of the Corporation filed September 6, 2024.

4. The undersigned is the duly elected and acting President of the Corporation.

5. That the Board of Directors of this Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of this Corporation to change the name of the Corporation to FireFly Robotics, Inc., declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section 1 of the Amended and Restated Certificate of Incorporation of this Corporation be deleted and replaced in its entirety to read as follows:

1. Name. The name of the corporation is FireFly Robotics, Inc. (the “Corporation”).

6. The foregoing amendment was duly adopted in accordance with Sections 141(f) and 242 the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, FireFly Automatix, Inc. has caused this Certificate of Amendment to be signed by its President on this 11th day of June, 2026.

/s/ Matthew G. Aposhian
Matthew G. Aposhian, President